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                                                                   EXHIBIT 10.27


June 28, 2004

Mr. James G. Mitchell
[ADDRESS OMITTED]


Dear Jim:

When signed where indicated below, this letter shall serve as an amendment to our letter agreement dated January 20, 2003.

We have agreed in connection with the commencement of your duties as President, Steelcase International, on June 28, 2004, that the following provision of our January 20, 2003 letter agreement shall be amended in its entirety:

2. Ex-Pat Assignment. You have agreed to continue your employment with Steelcase in the position of President, Steelcase International, with the base salary of $ 385,000 (Canadian), as shown in the Details of Transfer attached as Schedule A. You will assume this position starting on June 28, 2004 and will relocate with your family to Strasbourg, France as soon as administratively feasible. Notwithstanding the fact that your employment is for an indefinite period until terminated by either party in accordance with this Agreement, we currently anticipate that this ex-pat assignment will be for a three-year period. In this ex-pat assignment, you will report directly to me, will continue on the payroll of Steelcase Canada and will be an ex-pat of Canada. You will continue to be enrolled in any retirement plans generally available to employees of Steelcase Canada Ltd. You are not eligible for participation in U.S.-based benefit plans, including the Steelcase Inc. Retirement Plan and the Steelcase Inc. Restoration Retirement Plan, except that you are eligible to participate in the Steelcase Inc. Incentive Compensation plan and, as a part of this assignment, will participate in the Steelcase Inc. Management Incentive Plan. Any vested balances under the foregoing plans because of previous participation shall remain in existence under the terms of those plans. As you undertake other future assignments for the Company, the Company will place you in assignments which will provide base salary compensation at a level comparable or higher than $ 350,110 (Canadian), consistent with market data, as administered under the Company's Salary Administration Guidelines, and


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Mr. James G. Mitchell
June 28, 2004
Page 2

   position placement fulfillment needs for executives with your level of performance, experience, skills, competencies, and future potential; provided, however, that: (1) in the event that special circumstances cause the Company to reduce the compensation of all executive officers, or an identified subgroup of six (6) or more executive officers (e.g., the current Strategy Sub-Team), at a specified amount (e.g., a temporary adjustment under which compensation is reduced by 5%), you will remain subject to any such adjustment; and (2) the Company may adjust your salary downward if you make a request for a specific assignment which is not commensurate with your preexisting duties and responsibilities, and the Company agrees to accommodate your request on that condition. In the event the company agrees to accommodate your request, all other terms and conditions as contained in this Agreement shall remain the same.

6. Additional Provisions.

   (d) Currency. All dollar amounts referred to in this Agreement are in United States funds, except where noted to be in the currency of another country.

This amendment shall be effective on June 28, 2004, regardless of the date of execution of this agreement by the parties. All other terms of the January 20, 2003 letter agreement will continue in full force and effect until modified in accordance with its terms.

Sincerely,

/s/ J. Hackett

James P. Hackett
President and Chief Executive Officer
Steelcase Inc.

                                            READ, UNDERSTOOD AND ACCEPTED

                                            By: /s/ James G. Mitchell
                                              ---------------------------------
                                                   James G. Mitchell

                                            Date: 8/10/04
                                                 -------------------------------


                                            Witness: /s/ J. Hackett
                                                    ----------------------------